Exhibit 10.2

AMENDED AND RESTATED

MANAGEMENT AND OPERATIONS AGREEMENT

among

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

and

THE ROCKHILL COMPANIES

As of January 1, 2011

This Amended and Restated Management and Operations Agreement effective as of 12:01 a.m., Eastern Standard Time, January 1, 2011 (the “Agreement”) is entered into by and among State Auto Property & Casualty Insurance Company (“State Auto P&C”), State Automobile Mutual Insurance Company (“Mutual”), Rockhill Insurance Company (“RIC”), Plaza Insurance Company (“Plaza”), American Compensation Insurance Company (“ACIC”), Bloomington Compensation Insurance Company (“BCIC”), Rockhill Holding Company (“Rockhill Holding”), National Environmental Coverage Corporation of the South, LLC (“NECCS”), National Environmental Coverage Corporation (“NECC”), RTW, Inc. (“RTW”), Rockhill Insurance Services, LLC (“RIS”), and Rockhill Underwriting Management, LLC (“RUM”). RIC, Plaza, ACIC, and BCIC are collectively referred to as the “Rockhill Insurers”; Rockhill Holding, NECCS, NECC, RTW, RIS, and RUM are collectively referred to as the “Service Companies”; and the Rockhill Insurers and the Service Companies are collectively referred to as the “Rockhill Companies” and individually as a “Rockhill Company.”

Background Information

State Auto P&C is a wholly owned subsidiary of State Auto Financial Corporation (“State Auto Financial”). Mutual is a property and casualty company which owns approximately 64% of the outstanding common shares of State Auto Financial. Rockhill Holding is a wholly owned subsidiary of Mutual, and the remaining Rockhill Companies are wholly owned subsidiaries of Rockhill Holding.

Since January 1, 2010, there has been in place a Management and Operations Agreement (the “2010 Management and Operations Agreement”) under which State Auto P&C has provided management and operations services to the Rockhill Companies, utilizing in some cases, individuals who are employees of State Auto P&C. Additionally, under the 2010 Management and Operations Agreement, Mutual made available to the Rockhill Companies its facilities, data processing equipment, office supplies, equipment, furniture and fixtures, automobiles and such other items of tangible personal property (“Facilities”), all of which could be used jointly by the Rockhill Companies and Mutual and its other affiliates, to supplement the facilities and equipment owned by any of the Rockhill Companies.

With this Agreement, the Rockhill Companies will require substantially all of the services of the employees of State Auto P&C, including without limitation, executive, managerial, supervisory, administrative, technical, professional, and clerical services necessary or appropriate in the operation of their respective businesses. The Rockhill Companies will no longer have employees, and all former employees of the Rockhill Companies will now be employed by State Auto P&C, as is usual and customary for other companies acquired by Mutual or State Auto Financial.

With this Agreement, the Rockhill Companies will continue to require data processing, equipment and facilities from Mutual, to supplement the facilities and equipment owned by any of the Rockhill Companies.

With this Agreement, the parties hereto desire to terminate the 2010 Management and Operations Agreement, and replace it with this Agreement, and formalize the operating relationship with, by and among the parties.

Risk Evaluation and Design LLC, an affiliate of Rockhill Holding, was a party to the 2010 Management and Operations Agreement but will not be a party to this Agreement.

The parties agree that nothing in this Agreement shall affect, amend or alter preexisting agreements among and between the Rockhill Companies for services.

In response to a recommendation from the Independent Committee of the Board of Directors of each of Mutual and State Auto Financial, the Boards of Directors of the parties hereto have approved this Agreement;

NOW, THEREFORE, the parties acknowledge the accuracy of the above Background Information and in consideration of the premises and the mutual promises contained herein, AND INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto agree as follows:

Statement of Agreement

1. Amendment and Restatement - Upon this Agreement becoming effective, the 2010 Management and Operations Agreement shall terminate and the management and operations services shall be governed by this Agreement. The parties agree that nothing in this Agreement shall affect, amend or alter preexisting agreements among and between the Rockhill Companies for services.

2. Engagement and Term - On the terms and subject to the conditions described in this Agreement, the Rockhill Companies hereby engage State Auto P&C, and State Auto P&C hereby accepts such engagement, to provide management and operations services to the Rockhill Companies as any of such Rockhill Companies requires to operate its business.

Any of State Auto P&C’s employees may also serve as directors or officers of any of the Rockhill Companies notwithstanding that such persons may also be officers or directors of State Auto P&C, Mutual or other affiliates. State Auto P&C shall also be entitled to continue using its employees to conduct all of its business operations, notwithstanding that some such persons will be performing services for the Rockhill Companies and other affiliates as well.

To the extent reasonably possible, the parties shall jointly utilize State Auto P&C’s employees in a cooperative manner and consistent with the business interests and needs of State Auto P&C and its affiliates. State Auto P&C shall direct its employees performing such services for each of the Rockhill Companies to use their best efforts to promote the general interests and economic welfare of each of the Rockhill Companies to the same extent as such employees provide to State Auto P&C.

The term of State Auto P&C’s engagement under this Agreement shall begin on the date of this Agreement and shall end, unless sooner terminated in accordance with the provisions of Section 10 below, on the tenth anniversary of this Agreement. This Agreement shall be automatically renewed for successive ten-year periods upon the same terms and conditions contained in this Agreement, unless and until terminated as described in Section 10 below.

3. Authority and Duties of State Auto P&C - In providing management and operations services, State Auto P&C, acting through its employees, shall be responsible for performing substantially all organizational, operational, and management functions of each of the Rockhill Companies. State Auto P&C shall use its reasonable efforts to operate each Rockhill Company’s business efficiently and in accordance with the reasonable guidelines and policies which may be established from time to time by the board of directors of each of the Rockhill Companies. State Auto P&C shall have all authority necessary to carry out its duties under this Agreement and shall act as an agent of each of the Rockhill Companies. Without limiting the generality of the foregoing, State Auto P&C’s duties under this Agreement shall include the following:

(a) Management and Administration of Insurance Operations of the Rockhill Insurers - State Auto P&C shall provide organizational, operational and management services, which shall include administration, underwriting and claims services of insurance business operations of each of the Rockhill Companies engaged in the insurance business, in accordance with the underwriting, claims and any other reasonable guidelines of such companies which may be in effect or established from time to time by the board of directors of such companies. State Auto P&C shall use the same degree of care in acting on behalf of such insurers as the degree of care it uses in connection with the conduct of its insurance business operations. On and after the effective date of this Agreement, the Rockhill Insurers shall not retain any employees, and all the Rockhill Insurers’ staff shall be employees of State Auto P&C. State Auto P&C shall apportion said employees to provide substantially all services required by the Rockhill Insurers’ operations, including, but not limited to, those services required under preexisting agreements by and among the Rockhill Companies, which agreements shall continue in force following the effective date of this Agreement.

(b) Management and Administration of Non-Insurance Operations of the Service Companies - State Auto P&C shall provide organizational, operational and management services for each of the other Rockhill Companies which are Service Companies in accordance with the policies and guidelines which each of such companies’ board of directors may establish from time to time. State Auto P&C will use the same degree of care in acting on behalf of these companies as it uses in connection with the conduct of its own business operations. On and after the effective date of this Agreement, the Service Companies shall not retain any employees, and all the Service Companies’ staff shall be employees of State Auto P&C. State Auto P&C shall apportion said employees to provide substantially all services required by the Service Companies’ operations, including, but not limited to, those services required under preexisting agreements by and among the Rockhill Companies, which agreements shall continue in force following the effective date of this Agreement.

(c) Employees and Payroll - State Auto P&C shall provide each Rockhill Company with substantially all executive, managerial, supervisory, underwriting, operations, claims, administrative, technical, clerical, professional, and other personnel as may be necessary or desirable for the operation and administration of each Rockhill Company’s business. State Auto P&C shall direct its employees, in performing such services for each Rockhill Company, to use their best efforts to promote the general interests and economic welfare of each Rockhill Company, in the same manner as such employees utilize when providing service to State Auto P&C.

Notwithstanding the foregoing, Mutual shall continue to act as common paymaster of all such State Auto P&C employees providing services to any Rockhill Companies. As common paymaster, Mutual shall be responsible for filing information and tax returns and issuing tax and other payroll forms and reports with respect to wages paid to the employees employed by State Auto P&C.

4. Provision of Facilities and Expense Payments - During the term of this Agreement, Mutual shall provide each of the Rockhill Companies with its Facilities as each of such Rockhill Companies may require or desire for the operation of its business, recognizing that the Rockhill Companies have certain facilities and equipment of their own. Utilizing the employees of State Auto P&C, Mutual shall act as agent for each of the Rockhill Companies and, to the extent necessary for the purpose of its business, in collecting and disbursing funds on behalf of any Rockhill Company, and in paying expenses and other operating costs of Mutual’s Facilities used by such parties except for those expenses and other operating costs paid directly by any such Rockhill Company from its own accounts.

5. Services Provided by Rockhill Companies - From time to time as agreed upon by the parties either orally or under separate written agreement(s), the Rockhill Companies shall provide the State Auto Companies, defined as Mutual, State Auto P&C, their affiliates and subsidiaries, with certain unique services offered by the Rockhill Companies. This Agreement does not supersede any existing service agreement for such unique services offered by the Rockhill Companies to the State Auto Companies.

6. Board of Directors’ Control - The officers of State Auto P&C, Mutual and each of the Rockhill Companies shall be subject to the authority of their respective boards of directors. State Auto P&C, Mutual and each Rockhill Company may appoint or elect as its officers those persons who hold offices in any other State Auto affiliate, subject at all times to the power of each company’s respective board of directors to appoint, elect, or remove its officers in accordance with its respective articles or certificate of incorporation, code of regulations or by-laws, and other governing documents, statutes, or rules of law applicable to each respective company.

7. Apportionment of Expenses - The books, accounts, and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the expenses apportioned and allocated among the parties to this Agreement.

All out-of-pocket expenses incurred for goods or services from third-party vendors or other unrelated parties which are identifiable to a particular Rockhill Company, including without limitation, director’s fees, legal fees, audit fees, stock transfer expenses, travel expenses, stationery, supplies and items of a similar nature, shall be charged to the Rockhill Company for whose benefit such costs or expenses were incurred.

Expenses incurred by State Auto P&C for its employees and by Mutual for its Facilities and other items shared by the parties pursuant to this Agreement, shall be apportioned among the parties to this Agreement as follows:

(a) Expenses of Rockhill Hill Insurers - Expenses, including but not limited to loss adjustment expenses and underwriting expenses, relating solely to the operations of the Rockhill Insurers shall be borne solely by the applicable Rockhill Insurer. For expenses incurred by State Auto P&C for its employees, including but not limited to salaries, employee relations, welfare and other benefit expenses and by Mutual for its Facilities and other items shared by the parties pursuant to this Agreement shall be apportioned among the parties to this Agreement based on employee activities and other pertinent factors or ratios yielding results as if the expense had been borne solely by the incurring entity.

(b) Expenses of the Service Companies - Expenses relating solely to the operations of the Service Companies shall be borne solely by the applicable Service Company. Expenses incurred by State Auto P&C for its employees, including but not limited to salaries, employee relations, welfare and other benefit expenses and by Mutual for its Facilities and other items shared by the parties pursuant to this Agreement shall be apportioned among the parties to this Agreement based on employee activities and other pertinent factors or ratios yielding results as if the expense had been borne solely by the incurring entity.

(c) Real Estate Expenses - The Rockhill Companies own or rent office space at their principal offices or other locations, and all such rental or ownership expense and related expenses, including but not limited to real estate taxes, depreciation, maintenance, shall be the responsibility and direct expense of the Rockhill Companies. If Mutual provides any of the Rockhill Companies with any office space, the amount of rent Mutual charges the Rockhill Companies shall be apportioned among the parties to this Agreement based on activities and other pertinent factors or ratios yielding results as if the expense had been borne solely by the incurring entity.

8. Payments for Services - All amounts due under this Agreement shall be due and payable by the respective company within sixty (60) days after the end of each calendar quarter.

9. Conflicts of Interest - The parties hereby acknowledge that, due to the common management of Mutual and its wholly owned subsidiaries (the “Mutual Group”) and State Auto Financial Corporation and its subsidiaries (the “State Auto Financial Group”), conflicts of interest may arise with respect to business opportunities available to such companies. In order to deal with such conflicts of interest on an equitable basis, the guidelines incorporated in the Charter of the Mutual Independent Committee (as defined below) and the Financial Independent Committee (as defined below), which respective Charters (as amended from time to time) are hereby incorporated by this reference, shall be used to determine which company may avail itself of a business opportunity.

(a) As used herein, Mutual Independent Committee shall mean a committee established by the Board of Directors of Mutual and comprised solely of persons who are not, and during the past three years have not been, directors, officers or employees of companies in the State Auto Financial Group or employees of Mutual or any wholly owned subsidiary of Mutual. The Mutual Independent Committee members shall also represent the interests of all wholly owned subsidiaries of Mutual (together with Mutual, each “a Mutual Company” and, collectively, the “Mutual Companies”).

(b) As used herein, Financial Independent Committee shall mean a committee established by the Board of Directors of State Auto Financial Corporation and comprised solely of persons who are not, and during the past three years have not been, directors, officers or employees of Mutual or any wholly owned subsidiary of Mutual or employees of any company in the State Auto Financial Group. The Financial Independent Committee members shall also represent the interests of all subsidiaries of State Auto Financial Corporation (together with State Auto Financial Corporation, each “a Financial Company” and, collectively, the “Financial Companies”).

10. Termination - This Agreement may be terminated prior to the end of the initial term, or any renewal thereof, as follows:

(a) By any party upon giving the other parties at least sixty (60) days’ advance written notice of such termination (provided that such termination shall only relate to the Company giving notice and shall not terminate the Agreement with respect to any of the other parties unless they also give at least sixty (60) days’ advance written notice of termination).

(b) Automatically, with respect to a party, if that party files a voluntary petition in bankruptcy, applies for or consents to the appointment of a receiver, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, files a petition or answer seeking a reorganization or arrangement with creditors under any insolvency law, files an answer admitting the material allegations of a petition filed in any bankruptcy or reorganization proceeding, or if a decree of any court is entered adjudging the party to be bankrupt or approving a reorganization or arrangement under any insolvency law (which decree is not set aside within ninety days after it is entered), (provided that such termination shall only relate to the company subject to the foregoing event or action and shall not terminate the Agreement with respect to any of the other parties unless they also give notice of termination within thirty days of the event that causes the automatic termination for another party).

11. Arbitration - Any and all disagreements or controversies arising with respect to this Agreement, whether during or after the term of State Auto P&C’s engagement under this Agreement, shall be settled by binding arbitration by a panel of three arbitrators, one selected by Mutual on behalf of any member of the Mutual Group, one selected by State Auto Financial Corporation on behalf of any member of the State Auto Financial Group, and the third to be selected by the mutual agreement of the first two arbitrators. The arbitration shall be held, and the award made, in Franklin County, Ohio, pursuant to the Ohio Arbitration Law (Ohio Revised Code Chapter 2711 or any law of similar tenor or effect that hereafter is enacted). All fees of the arbitrators shall be borne equally by the parties to the arbitration.

12. Complete Agreement - This document contains the entire amended and restated agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter, including without limitation, the 2010 Management and Operations Agreement. No changes to this Agreement shall be made or be binding on any party unless made in writing and signed by each party to this Agreement.

13. No Third Party Benefit - This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective successors and assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

14. Captions - The captions of the various sections of this Agreement are not part of the content or context of this Agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this Agreement.

15. Force Majeure - Notwithstanding any provision of this Agreement to the contrary, any party’s obligations under this Agreement shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, material shortages, strikes or labor disputes, acts of God, or other causes beyond the reasonable control of such party.

16. Amendments - This Agreement may be amended by the parties, upon authority of their officers without specific director approval, if such amendment is solely for the purpose of clarification and does not change the substance of this Agreement and the parties have obtained an opinion of legal counsel to that effect. Additionally, any present or future subsidiary or affiliate of the Rockhill Companies may be added as a party to this Agreement by an amendment entered into by Mutual, State Auto P&C and the new party, after approval of the Independent Committee of the Board of Directors of each of Mutual and State Auto Financial Corporation and the directors of each and of the new party. Except as otherwise specifically provided in this section of the Agreement, all other amendments to this Agreement must be presented to the Independent Committee of Mutual and of State Auto Financial Corporation and be approved by the directors of each company. Any amendment to this Agreement is subject to the prior approval of the insurance commissioners for the domiciliary states of the insurers which are parties to this Agreement.

17. Successors - No party may assign any of its rights or obligations under this Agreement without the written consent of all other parties to this Agreement, which consent may be arbitrarily withheld by any such party, and without written notice to the Insurance Department Commissioners for the states where the parties hereto are domiciled. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement.

18. Access to Records - The parties hereto understand and agree that each shall have such access to the records of the other as is necessary to confirm that this Agreement is being properly administered and applied, provided that such access is achieved in compliance with laws protecting the privacy of insureds and claimants. It is further understood and agreed that the parties will permit regulators with jurisdiction to have such access to such records, as and to the extent required by law.

19. Indemnification - Subject to the limitations contained herein, the parties mutually agree to defend, indemnify and hold the other party and its directors, officers, and employees harmless against all liability including but not limited to damages, losses, fines, penalties and reasonable costs and expenses of whatsoever kind including but not limited to fees and disbursements of counsel, which the indemnified party is or may be held liable to pay arising out of any breach of the indemnifying party’s obligations under this Agreement. This provision shall survive the termination of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

The parties hereto have caused this Agreement to be executed as of January 3, 2011.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY
STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY
ROCKHILL INSURANCE COMPANY
PLAZA INSURANCE COMPANY
AMERICAN COMPENSATION INSURANCE COMPANY
BLOOMINGTON COMPENSATION INSURANCE COMPANY
ROCKHILL HOLDING COMPANY NATIONAL ENVIRONMENTAL COVERAGE CORPORATION OF THE SOUTH, LLC
NATIONAL ENVIRONMENTAL COVERAGE CORPORATION
RTW, INC.
ROCKHILL INSURANCE SERVICES, LLC
ROCKHILL UNDERWRITING MANAGEMENT, LLC

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., Authorized Signatory